EXHIBIT 99.1

Skyline Medical Completes Purchase of Preferred Stock in Helomics Corporation

MINNEAPOLIS, Jan. 16, 2018 (GLOBE NEWSWIRE) -- Skyline Medical Inc. (NASDAQ:SKLN) (“Skyline” or the “Company”), producer of the FDA-approved STREAMWAY® System for automated, direct-to-drain medical fluid disposal, today announced it has completed the purchase of preferred stock convertible into 20% of the outstanding common stock of Helomics Corporation, in exchange for total consideration of 1.1 million shares of newly issued Skyline Medical common stock.

In addition, Skyline has the right to convert a previous $500,000 loan to Helomics into a further 5% equity stake, which would bring its total ownership to 25%.

Headquartered in Pittsburgh, Pennsylvania, Helomics has established operations that bridge two emerging areas of the healthcare industry: precision medicine and big data. Helomics’ competitive advantage lies in its proprietary D-CHIP™ database, which contains de-identified data compiled from more than a decade of clinical testing of tumor responses to drugs coupled to an Artificial Intelligence (AI) -powered bioinformatics engine which generates actionable scientific insights from this rich data. These insights are used by BioPharma companies in the research and development of targeted cancer treatments for any given patient profile. Skyline has an agreement in principle with Helomics to form a Skyline-Helomics joint venture.

“We are pleased to move forward with our investment in Helomics,” stated Dr. Carl Schwartz, CEO of Skyline Medical. “Precision medicine is emerging as a credible research area that could greatly improve the current state of cancer diagnosis and stimulate the development of oncological therapies. Helomics’ D-CHIP™ database supports pharmaceutical companies in the development of novel therapies that have the potential to expand the range of cancer treatment options on the market today by providing actionable insights which can be used to improve the clinical outcomes for patients. We believe this investment in Helomics presents an exciting opportunity for Skyline to participate in the growth of the precision medicine industry and look forward to working closely with the company to expand their business.”

About Helomics Corporation

Helomics® is a precision diagnostic company and integrated clinical contract research organization whose mission is to improve patient care by partnering with pharmaceutical, diagnostic, and academic organizations to bring innovative clinical products and technologies to the marketplace.  In addition to its proprietary precision diagnostics for oncology, Helomics offers boutique CRO services that leverage our patient-derived tumor models, coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and a proprietary bioinformatics platform (D-CHIP) to provide a tailored solution to our client’s specific needs.

Helomics® is headquartered in Pittsburgh, Pennsylvania where the company maintains state-of-the-art, CLIA-certified, clinical and research laboratories.

For more information, please visit: www.Helomics.com.

About Skyline Medical

Skyline Medical produces a fully automated, patented, FDA-cleared waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods that require hand carrying and emptying filled fluid canisters present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers; 2) improve compliance with OSHA and other regulatory agency safety guidelines; 3) improve efficiency in the operating room, and radiology and endoscopy departments, thereby leading to greater profitability; and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills each year in the U.S.  For additional information, please visit www.skylinemedical.com.

Forward-looking Statements

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include risks related to the proposed joint ventures, including the need to negotiate the definitive agreements for the joint ventures; possible failure to realize anticipated benefits of the joint ventures; and costs of providing funding to the joint ventures. Other risks and uncertainties relating to the Company include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners and with any strategic or joint venture partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.  This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

Contacts:

Skyline Medical
Carl Schwartz, Chief Executive Officer
(651) 389-4800
cschwartz@skylinemedical.com

Investors
KCSA Strategic Communications
Elizabeth Barker
(212) 896-1203
skln@kcsa.com